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                               I-TRAX.COM, INC.
                                One Logan Square
                         130 N. 18th Street, Suite 2615
                             Philadelphia, PA 19103

September 22, 2000

iSummit Partners, LLC
d/b/a MyFamilyMD
60 Madison Avenue, Suite 903
New York, NY 10010-1600
Attention: Stuart Ditchek, MD, Chairman

Re:      Contribution and Exchange Agreement
         -----------------------------------

Gentlemen:

                  Reference is made to the Contribution and Exchange Agreement ("Exchange Agreement") dated as of the date hereof, by and among I-Trax.com, Inc., a Delaware corporation ("I-trax"), and I-trax, Inc., a wholly owned subsidiary of I-trax (the "Holding Company"), on the one hand, and Stuart Ditchek, A. David Fishman, and Granton Marketing Nederland BV (collectively, the "Members"), and iSummit Partners, LLC, a New York limited liability company (d/b/a MyFamilyMD) ("MyFamilyMD"), on the other hand. Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Exchange Agreement.

                  Reference is also made to the Intellectual Property Letter Agreement ("Intellectual Property Agreement") dated as of August 30, 2000 by and between I-trax and MyFamilyMD and to the Financial Statements of MyFamilyMD attached to Section 6(g) of the Disclosure Schedule and certain matters that are disclosed in such Financial Statements.

                  In connection with the execution today of the Exchange Agreement and notwithstanding anything to the contrary contained therein, the Parties, intending to be legally bound, hereby acknowledge and agree as follows with respect to the matters covered specifically herein:

                  1. Liabilities of MyFamilyMD. The Members, as a condition to Closing, shall satisfy, severally in accordance with their Membership Percentage, on behalf of MyFamilyMD all liabilities (including all accounts payable and accrued expenses) incurred prior to or as of the Closing Date on the earlier of: (x) the applicable due date and (y) the Closing Date. In the event the Members fail to satisfy such liabilities in accordance with this Paragraph 1, such liabilities shall be accounted for pursuant to Paragraph 4 below.

                  2.       Liabilities Paid or Reimbursed by I-trax.
                           ----------------------------------------

                           (a)      Notwithstanding Paragraph 1 above, I-trax,
as a condition to Closing, shall satisfy on behalf of MyFamilyMD, or shall reimburse MyFamilyMD for, the following liabilities of MyFamilyMD incurred after August 1, 2000 or applicable for the period after August 1, 2000: (i) rent for




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the premises occupied by MyFamilyMD at 60 Madison Avenue, Suite 903, New York,
New York 10010-1600 (the "Premises"), (ii) cost of electricity, electricity to operate the air conditioning, telephone and heat for the Premises, and (iii) any other cost and expense approved by Gary Reiss, the Chief Operating Officer of I-trax.

                           (b)      For purposes hereof,  "approval by Gary
Reiss" shall mean a submission to Mr. Reiss of a written request related to the proposed or incurred expenses and obtaining a signature of Mr. Reiss on such written request, a procedure currently utilized by I-trax with respect to any expenses incurred by I-trax and its employees.

                  3. Liabilities Incurred on Account of MyFamilyMD Employees. As of August 16, 2000 certain employees of MyFamilyMD were hired as employees of I-trax. In connection with such employment and notwithstanding Paragraph 1 above, I-trax shall satisfy on behalf of MyFamilyMD or I-trax, as the case may be, the following liabilities incurred after August 16, 2000 and related to such employees: (i) health insurance, including dental, short and long term disability, life and accidental death and dismemberment, (ii) federal, state and local taxes, and (iii) workers' compensation insurance, and state and federal unemployment insurance.

                  4.       Closing Date Balance Sheet.
                           --------------------------

                           (a)      Within 30 days after the Closing Date,
I-trax will prepare and deliver to the Members a draft balance sheet (the "Draft Closing Date Balance Sheet") for MyFamilyMD as of the close of business on the Closing Date. I-trax will prepare the Draft Closing Date Balance Sheet in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements; provided, however, that assets, liabilities, gains, losses, revenues, and expenses in interim periods or as of dates other than year-end (which normally are determined through the application of so-called interim accounting conventions or procedures) will be determined, for purposes of the Draft Closing Date Balance Sheet, through full application of the procedures used in preparing the most recent audited balance sheet included within the Financial Statements.

                           (b)      If the Members have any objections to the
Draft Closing Date Balance Sheet, they will deliver a detailed statement describing their objections to I-trax within 20 days after receiving the Draft Closing Date Balance Sheet. I-trax and the Members will use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within 10 days after I-trax has received the statement of objections, however, any remaining objection will be resolved by I-trax's auditing firm, if it is a "Big Five" auditing firm. If I-trax's auditing firm is not a "Big Five" auditing firm, I-trax and the Members will select a neutral "Big Five" accounting firm mutually acceptable to them to resolve such remaining objections. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the Parties. I-trax will revise the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Paragraph 4. The "Closing Date Balance Sheet" shall mean the Draft Closing Date Balance Sheet together with any revisions thereto pursuant to this Paragraph 4.

                           (c)      In the event the Parties submit any
unresolved objections to an I-trax's auditing firm or any other accounting firm for resolution as provided in Paragraph 4(b) above, I-trax, on the one hand, and the Members, on the other hand, will each pay 50% of such firm's fees and expenses.


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                  5. Repayment of Liabilities of MyFamilyMD. In the event that the current liabilities and, if any, long-term liabilities reflected on the Closing Date Balance Sheet (as such liabilities may be reduced on account of liabilities assumed by I-trax pursuant to Paragraphs 2 or 3 above) are greater than cash reflected on the Closing Date Balance Sheet, the Members shall within 10 days of receipt of the Closing Date Balance Sheet deliver to I-trax in cash, by wire transfer, certified check, or bank cashier's check, an amount equal to (the "Adjustment Amount"): (a) current liabilities and, if any, long-term liabilities reflected on the Closing Date Balance Sheet (as such liabilities may be reduced on account of liabilities assumed by I-trax pursuant to Paragraphs 2 or 3 above), minus (b) cash. In the event the Members do not pay the Adjustment Amount as required hereunder, the Adjustment Amount shall be deemed an Adverse Consequence under the Exchange Agreement; provided, however, that notwithstanding the last sentence of Section 10(f) of the Exchange Agreement, each Escrow Share shall be valued at $1.00 and, accordingly, I-trax shall be entitled to receive a number of Escrow Shares equal to (x) the Adjustment Amount, divided by (y) $1.00.

                  6. E&Y Matters. The Members shall, prior to the earlier to occur of (the "Target Date"): (x) the Closing Date and (y) October 22, 2000, settle any Liability of the Members and/or MyFamilyMD to Ernst & Young LLP, and its successors, assigns and their Affiliates (collectively, "E&Y"), including, without limitations, under or pursuant to that certain Ernst & Young LLP Second Bridge Agreement, dated April 6, 2000, between E&Y and MyFamilyMD, and obtain a release from any such Liability in form and substance reasonably satisfactory to I-trax. If such settlement is not achieved prior to the Target Date, I-trax, as a successor in interest to MyFamilyMD under the Exchange Agreement or as the licensee of the Existing Intellectual Property (as defined in the Intellectual Property Agreement) and the owner of New Intellectual Property (as defined in the Intellectual Property Agreement), shall settle any such Liability and the amount so paid in settlement (the "Settlement Amount"): (x) shall be repaid by the Members to MyFamilyMD (A) at Closing or (B) if I-trax shall settle any such Liability after the Closing Date, within 10 days of such settlement, or (y) if the Closing does not occur and the Exchange Agreement is terminated, shall be deducted by I-trax from the Purchase Price (as defined in the Intellectual Property Agreement) payable by I-trax to MyFamilyMD pursuant to the Intellectual Property Agreement). In the event the Members do not pay the Settlement Amount as required pursuant to subsection (x)(B) of the preceding sentence, the Settlement Amount shall be deemed an Adverse Consequence under the Exchange Agreement; provided, however, that notwithstanding the last sentence of Section 10(f) of the Exchange Agreement, each Escrow Share shall be valued at $1.00 and, accordingly, I-trax shall be entitled to receive a number of Escrow Shares equal to (x) the Settlement Amount, divided by (y) $1.00.

                  This Letter Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania, without regard to principals of conflict of laws and rules of such state. This Letter Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.



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                  If this Letter Agreement is acceptable to MyFamilyMD and the
Members, please signify in the space provided below.


Sincerely,

/s/ Gary Reiss
--------------------------------
Gary Reiss
Chief Operating Officer


Accepted and Agreed to:


By: /s/ Stuart Ditchek
    ----------------------------
Name: Stuart Ditchek
Title:   Chairman


/s/ Stuart Ditchek
--------------------------------
Stuart Ditchek


/s/ A. David Fishman
--------------------------------
A. David Fishman


Granton Marketing Nederland BV



By: /s/ Colin Gerrard
    ----------------------------
Name:
Title:



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